EXHIBIT 10.11
NEUSTAR, INC.
2016 KEY EMPLOYEE SEVERANCE PAY PLAN
INTRODUCTION
NeuStar, Inc. (the “Company”) believes that the best interests of the Company and its shareholders will be served if certain Key Employees of the Company are entitled to the payment of a severance benefit if they should be involuntarily terminated from employment with the Company without Cause. Accordingly, the Company hereby establishes the NeuStar, Inc. 2016 Key Employee Severance Pay Plan (the “Plan”) for the benefit of such Key Employees. This Plan is intended to amend and restate and supersede in its entirety the Company’s 2010 Key Employee Severance Pay Plan.
I. PURPOSE
1.1    General Purpose. The purpose of the Plan is to enable the Company to offer a form of protection to eligible Key Employees and to assist them in replacing the loss of income caused by an involuntary termination of employment without Cause, a reduction in force, job elimination, acceptance of a Company-initiated voluntary layoff program or closure, discontinuance of operations, or sale of assets or other corporate event; provided that the employee is not offered employment with the successor.
1.2    ERISA Coverage. The Plan is unfunded and is maintained primarily for the purpose of providing severance benefits to a “select group of management or highly compensated employees” within the meaning of ERISA, and is not intended to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA.
II. DEFINITIONS
2.1    “Average Bonus” means, with respect to a Key Employee, the average annual incentive bonus actually received (or to be received based on actual results, after taking into account any discretion exercised by the Committee to pay the Key Employee an amount less than the Key Employee’s target bonus or attained percentage thereof) by the Key Employee with respect to the three full calendar years ending immediately prior to the Corporate Transaction; provided, however, that if the Key Employee shall have been eligible to receive an annual incentive bonus for at least one full calendar year but fewer than three full calendar years in his or her current position (or the position held by the Key Employee immediately prior to such Corporate Transaction), the Average Bonus for purposes of this Plan shall be the average of the annual incentive bonuses actually received (or to be received based on actual results, after taking into account any discretion exercised by the Committee to pay the Key Employee an amount less than the Key Employee’s target bonus or attained percentage thereof) for the full calendar years served in such position; and provided further that if the Key Employee has not been eligible to receive an annual incentive bonus for at least one full calendar year in his or her current position (or the position held by the Key Employee immediately prior to such Corporate Transaction), the Average Bonus for purposes of this Plan shall be the Key Employee’s Target Bonus for the year of the Corporate Transaction.
2.2    “Base Severance Period” means, with respect to a Key Employee’s termination of employment, (a) in the case of a Key Employee who is the Chief Executive Officer of the Company, a period of eighteen (18) months following the Termination Date; and (b) in the case of a Key Employee other than the Chief Executive Officer, a period of twelve (12) months following the Termination Date.
2.3    “Board” means the Board of Directors of the Company.

2.4    “Cause” means, with respect to a Key Employee’s termination of employment, the following: (a) in the case where there is an employment agreement, change in control agreement or similar agreement between the Company or an affiliate and the Key Employee at the time of termination that defines “cause” (or words or a concept of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” applies only on occurrence of a change in control (or words or a concept of like import), such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination in the period covered thereby; or (b) if such an agreement does not exist or “cause” (or words or a concept of like import) is not defined in any such agreement, termination due to the Key Employee’s: (i) willful and continued failure to attempt in good faith to substantially perform his or her duties to the Company or willful refusal to follow the material, lawful directives of the Board or the officer to whom the Key Employee reports, if any (other than any such failure or refusal resulting from the Key Employee’s incapacity); (ii) commission of an act of fraud, embezzlement or material dishonesty against the property or personnel of any of the Company and/or its affiliates; (iii) willful misconduct that would reasonably be expected to result in material harm to the business, reputation, assets, properties, prospects, results of operations or financial condition of the Company and its affiliates, taken as a whole; (iv) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude that results in material harm to the Company and its affiliates, taken as a whole; or (v) material breach of a material written agreement between the Key Employee and the Company or any material written Company policy related to the Key Employee’s employment.
Except for any such event or condition which, but its nature, cannot reasonably be expected to be cured, the Key Employee shall have thirty (30) days after receipt of written notice from the Company specifying the events or conditions constituting Cause in reasonable detail within which to cure any events or conditions constituting Cause, provided that the Company serves notice of such events or conditions and intended termination within sixty (60) days of the occurrence thereof, and such Cause shall not exist unless either the Key Employee is not entitled to notice under this sentence, or, if the Key Employee is entitled to such notice, the Key Employee fails to cure such acts constituting Cause within such thirty (30)-day cure period. No act or failure to act on the part of the Key Employee shall be considered “willful” unless it is done, or omitted to be done, by the Key Employee without the reasonable belief that the Key Employee’s action or omission was in the best interests of the Company. For this purpose, any act or failure to act shall be deemed to be in the best interests of the Company if it is done or omitted to be done based upon authority given pursuant to a resolution duly adopted by the Board, the instructions of the Company’s Chief Executive Officer or the advice of counsel to the Company. Termination of the Key Employee’s employment shall not be deemed to be for Cause unless, prior to termination, the Company delivers to the Key Employee copies of resolutions duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Key Employee and the Key Employee is given a reasonable opportunity, together with counsel, to be heard before the Board), finding that the Key Employee has engaged in the conduct described in any of (i)-(v) above.
2.5    “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to any specific section of the Code shall be deemed to include such regulations and relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department, as well as any comparable provision of any future regulation and guidance amending, supplementing or superseding such regulations and guidance.
2.6    “Committee” shall mean the Compensation Committee of the Company, or, if no such Committee shall have been appointed, the Board.

2.7    “Company” shall mean NeuStar, Inc., a Delaware corporation, any successor as provided in Section 7.1 hereof and any company that has adopted the Plan with the consent of the Committee as provided in Section 7.2 hereof.
2.8    “Corporate Transaction” means any of the following events: (i) the consummation of any merger or consolidation of the Company, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation do not own a majority of the outstanding voting securities of the surviving corporation in approximately the same proportion as before such merger or consolidation; (ii) individuals who constitute the Board at the beginning of any 24-month period (“Incumbent Directors”) ceasing for any reason during such 24-month period to constitute at least a majority of the Board, provided that any person becoming a director during any such 24‑month period whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement for the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director; (iii) the consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, other than a transfer of the Company’s assets to a majority-owned subsidiary of the Company or any other entity the majority of whose voting power is held by the shareholders of the Company in approximately the same proportion as before such transaction; (iv) the approval by the holders of the Company’s outstanding voting securities of any plan or proposal for the liquidation or dissolution of the Company; or (v) the acquisition by a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Exchange Act, of a majority or more of the Company’s outstanding voting securities (whether directly or indirectly, beneficially or of record), other than a person who held such majority on the date of adoption of the Plan. Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) pursuant to the Exchange Act. Notwithstanding the foregoing, with respect to any payment or benefit under this Plan that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code, no Corporate Transaction shall occur for purposes of this Plan providing for a change in the time and/or form of such payment or benefit unless such event is also a “change in control event” for purposes of Section 409A, or unless such change is otherwise permissible pursuant to Section 409A.
2.9    “Effective Date” of the Plan shall mean February 24, 2016. The Plan supersedes in its entirety the NeuStar, Inc. 2010 Key Employee Severance Pay Plan, which was effective on September 22, 2010, as of the Effective Date.
2.10    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
2.11    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.12    “Good Reason” shall mean, with respect to a Key Employee’s termination of employment, the following: (a) if there is an employment agreement, change in control agreement or similar agreement in effect between the Company (or the Successor Corporation) or an affiliate and the Key Employee at the time of the termination that defines “good reason” (or words or a concept of like import), a termination due to good reason (or words or a concept of like import) as defined therein; provided, however, that with regard to any agreement under which the definition of “good reason” applies only on occurrence of a change in control (or words or a concept of like import), such definition of “good reason” shall not apply until a change in control actually takes place and then only with regard to a termination in the period covered thereby; or (b) if such an agreement does not exist or if “good reason” (or words or a concept of like import) is not defined in any such agreement, any of the following events or conditions (without the Key Employee’s prior written consent) occurring solely within two years following a change in control and the failure of the Company (or the Successor Corporation) to cure such event or condition within thirty (30) days after receipt of written notice from the Key Employee specifying the events or conditions in reasonable detail, provided that the Key Employee serves notice of such event and intended termination within sixty (60) days of his or her knowledge of its occurrence and the Key Employee terminates his or her employment within thirty (30) days of the expiration of the applicable cure period: (i) a material diminution in the Key Employee’s duties, responsibilities, or authorities; (ii) a material reduction in the Key Employee’s annual base salary or annual or long-term incentive compensation opportunities; (iii) a material reduction in the benefits provided to the Key Employee and/or his or her family or dependents, in the aggregate, under the material employee benefit plans, programs and practices of the Company (or the Successor Corporation); (iv) requiring the Key Employee to be based at any office location that is more than fifty (50) miles farther from the Key Employee’s primary work location, except for reasonable required travel on behalf of the Company (or the Successor Corporation); or (v) a material breach by the Company (or any Successor Corporation) of its obligations to the Key Employee under the Plan or under any other material agreement or arrangement between the Company (or any Successor Corporation) and the Key Employee, after giving effect to any applicable notice requirements and cure periods set forth therein.
2.13    “Key Employee” shall mean any person that the Committee designates from time to time as a Key Employee who is eligible for the payment of a Severance Benefit in accordance with the terms of the Plan. Each Key Employee shall be notified of his or her eligibility for a Severance Benefit under the Plan, and the Committee shall retain a current list of all Key Employees. Each Key Employee shall be provided with a copy of the Plan.
2.14    “Monthly Severance Benefit” shall mean, with respect to a Key Employee, the amount equal to the quotient of (i) the aggregate Severance Benefit payable to the Key Employee under Section 3.3(a) or (b), as the case may be (but not, for the avoidance of doubt, any benefits or amounts under Sections 3.3(c) or 3.3(e)), divided by (ii) the Key Employee’s Base Severance Period, as applicable.
2.15    “Plan” shall mean this NeuStar, Inc. 2016 Key Employee Severance Pay Plan.
2.16    “Restricted Period” shall mean, with respect to a Key Employee, the Key Employee’s Base Severance Period; provided however, that in the case of a Key Employee for whom the Committee has exercised its discretion to extend the obligations and restrictions of Sections 5.1 and 5.3, subject to and in accordance with Section 3.3(e), the Restricted Period shall mean the period consisting of the Base Severance Period plus any Extended Severance Period.
2.17    “Salary” shall mean a Key Employee’s regular annual base salary from the Company based on the rate of pay in effect on the Termination Date, exclusive of overtime, bonuses, awards, imputed income and all other incentive compensation, supplemental compensation, and extraordinary payments.
2.18    “Severance Benefit” shall mean the benefit paid or payable to a Key Employee by the Company in accordance with Section 3.3 hereof.
2.19    “Successor Corporation” shall mean a surviving corporation, successor corporation or parent corporation, as applicable.

2.20    “Target Bonus” shall mean, with respect to a Key Employee, the annual incentive bonus such Key Employee was eligible to receive for the year of termination, assuming achievement of performance criteria at the target performance level.
2.21    “Termination Date” shall mean the last official work day through which the Key Employee is employed by the Company and specifically excludes any period for which a Severance Benefit is paid; provided, however, that a termination of employment, and the Termination Date, shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment,” Termination Date or like terms shall mean “separation from service.”
III. BENEFITS
3.1    Eligibility for Benefits. Except as otherwise provided in Section 3.2 hereof and subject to the Key Employee’s obligations under Article V, a Key Employee shall be eligible for a Severance Benefit if he or she is terminated from employment with the Company for any of the following reasons, after written notice of termination:
(a)Permanent reduction in force;
(b)Job elimination;
(c)Acceptance of a Company-initiated layoff program;
(d)Closure, discontinuance of operations, sale of assets or other corporate event, provided the Key Employee is not offered comparable employment with the Company’s successor or an affiliate thereof; or
(e)An involuntary termination of employment from the Company without Cause or a termination of employment from the Company by the Key Employee for Good Reason.
3.2    Loss of Eligibility. A Key Employee will not be eligible for a Severance Benefit if such Key Employee:
(a)Voluntarily resigns, unless such termination is for Good Reason or pursuant to the terms of a Company-initiated layoff program that affirmatively solicits such Key Employee’s resignation;
(b)Ceases to be a Key Employee as a result of disability, normal retirement or death;
(c)Ceases to be a Key Employee as a result of discharge by the Company for Cause;
(d)Has a separation from employment resulting from the Company’s sale of the Company’s stock or assets or sale or subcontracting of operations or any other arrangement or corporate reorganization whereby control of the Company, a parent, subsidiary or a business unit of either is transferred to another person or group, and the Key Employee has been offered comparable employment, whether or not the offer is accepted;

(e)Violates a provision of Article V of the Plan or any other covenant or obligation to the Company or its affiliates under any employment or other agreement in effect between the Company or an affiliate and the Key Employee, in each case as determined by the Committee in its sole discretion; or
(f)Is entitled, pursuant to an individual written employment agreement or any other agreement providing cash benefits, to cash severance in an amount in excess of the Severance Benefit upon the Key Employee’s termination of employment.
3.3    Amount of Benefits. Subject to a Key Employee’s timely execution of a release of all claims that such Key Employee may have against the Company and an acknowledgment of his or her obligations under the Plan, substantially in the form annexed hereto as Exhibit A or such other similar form as may be provided by the Company (a “Release”) within 21 days following the Termination Date (or if required by applicable law based on the circumstances of the termination, within 45 days following the Termination Date) and the expiration of the seven‑day right of revocation with respect to the Release, the Key Employee will be entitled to the benefits as follows:
(a)For a Key Employee who is the Chief Executive Officer of the Company, the Severance Benefit shall be equal to 150% of his or her Salary and Target Bonus; provided, however, that in the event the Termination Date occurs within two (2) years following a Corporate Transaction, the Severance Benefit shall be equal to 200% of the sum of his or her Salary and Average Bonus. For purposes of determining the Severance Benefit, (i) if the Chief Executive Officer has resigned for Good Reason due to a reduction in annual base salary, the Salary for purposes of the preceding sentence shall be the Salary in effect prior to such reduction; and (ii) if the Chief Executive Officer has resigned for Good Reason due to a reduction in Target Bonus opportunity, the Target Bonus for purposes of the preceding sentence shall be the Chief Executive Officer’s Target Bonus in effect prior to such reduction.
(b)For a Key Employee other than the Chief Executive Officer, the Severance Benefit shall be equal to such Key Employee’s Salary and Target Bonus; provided, however, that in the event the Termination Date occurs within two (2) years following a Corporate Transaction, the Severance Benefit shall be equal to 150% of the sum of his or her Salary and Average Bonus. For purposes of determining the Severance Benefit, (i) if such Key Employee has resigned for Good Reason due to a reduction in annual base salary, the Salary for purposes of the preceding formula shall be the Salary in effect prior to such reduction; and (ii) if such Key Employee has resigned for Good Reason due to a reduction in Target Bonus opportunity, the Target Bonus for purposes of the preceding sentence shall be such Key Employee’s Target Bonus in effect prior to such reduction.
(c)Additionally, the Key Employee shall be eligible to receive as additional severance (i) a pro-rata bonus for the year of termination, based on actual results (ignoring any requirement that the Key Employee be employed on the payment date) and the number of days worked by the Key Employee in the year of termination through the Termination Date, payable on the date bonuses are paid to similarly situated employees in the following calendar year (but no later than two-and-a-half months after the end of the year of termination), and (ii) provided the Key Employee timely elects continuation coverage pursuant to Part 6 of Title I of ERISA (“COBRA”) and pays the full monthly premiums for such coverage, reimbursement of an amount equal to the full monthly premiums for COBRA continuation coverage under the Company’s medical plan with respect to the maximum level of coverage in effect for the Key Employee as of the Termination Date, until the earlier of (A) the expiration of the applicable Base Severance Period, as applicable, and (B) the date the Key Employee qualifies for similar coverage under a plan of a subsequent employer.

(d)The benefits provided under this Section 3.3 are the maximum benefits that the Company will pay under the Plan as a result of a termination of employment or for failure to provide sufficient notice of termination, taking into account any benefits required to be paid under applicable law or any other plan, program or arrangement of the Company. To the extent that a federal, state or local law requires the Company to make a payment to an Employee because of failure to provide sufficient notice of termination or to the extent that any other plan, program or arrangement of the Company entitles the Key Employee to the payment of other severance benefits, the amount of the benefit due under the Plan shall be reduced dollar‑for‑dollar (but not below zero) by the benefits required to be paid under such law, plan, program or arrangement (other than with respect to amounts which constitute nonqualified deferred compensation within the meaning of Section 409A of the Code). No legal obligation is created by the Plan document to pay benefits greater than the benefit determined in accordance with the preceding sentence.
(e)Notwithstanding the foregoing, the Committee may, in its sole discretion, by written notice to the Key Employee, elect to extend the obligations and restrictions of Sections 5.1 and 5.3 for up to an additional one (1) year period (any such additional period, the “Extended Severance Period”), in which case the Company shall be required to pay the Key Employee, for each month of such Extended Severance Period, the Key Employee’s Monthly Severance Benefit, which payments shall be made in substantially equal installments over of the Extended Severance Period, without interest, through the Company’s normal payroll practices. Such written notice shall be delivered to such Key Employee prior to the date of the Base Severance Period would otherwise expire (without regard to any extension of the Restricted Period).
3.4    Payment of Benefits.
(a)The Severance Benefit (other than amounts payable pursuant to Section 3.3(c) or (e)) shall be paid in substantially equal installments, without interest, from the Termination Date until the expiration of the Base Severance Period, through the Company’s normal payroll practices, commencing with the first payroll date after the Termination Date; provided, however, that any amounts that would otherwise be paid prior to the 60th day following the Termination Date shall instead be paid on the 60th day following the Termination Date, subject to Section 3.7 hereof. Any amounts payable under Section 3.3(c)(ii) shall be paid on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid by the Key Employee, provided that any such amounts that would otherwise be paid prior to the 60th day following the Termination Date shall instead be paid on the 60th day following the Termination Date, subject to Section 3.7 hereof.
(b)Payment of any Severance Benefit shall be conditional upon (i) the Key Employee’s having no outstanding amounts due to the Company, including but not limited to amounts owing on the Key Employee’s Company charge account, on the 60th day following the Termination Date, (ii) the Key Employee’s timely execution and delivery to the Company of a Release within 21 days following the Termination Date (or if required by applicable law based on the circumstances of the termination, within 45 days following the Termination Date) and the expiration of the seven‑day right of revocation with respect to the Release, and (iii) the Key Employee’s satisfactory compliance following his or her Termination Date with the requirements and obligations of Article V and any applicable requirements and obligations in an employment or other agreement in effect between the Company or an affiliate and the Key Employee.
3.5    Payment of Benefits in the Event of Death. In the event a Key Employee dies after the Termination Date but prior to receipt of his or her entire Severance Benefit, the remaining portion of such Severance Benefit shall be paid to the Key Employee’s spouse, or, if the Key Employee is not married on the date of death, to the Key Employee’s estate, subject to satisfaction of all conditions that would had to have been satisfied to receive such benefit had the Key Employee survived, in a lump sum payment as soon as practicable (and in no event later than sixty (60) days) after the date of the Key Employee’s death.
3.6    No Duty to Mitigate/Right to Set-off. No Key Employee entitled to receive a Severance Benefit hereunder shall be required to seek other employment or to reduce any amounts payable to him or her pursuant to the Plan. Further, subject to Article V, the amount of the Severance Benefit payable hereunder shall not be reduced by any compensation earned by the Key Employee as a result of employment by another employer or otherwise. However, the Company’s obligations to make payment of a Severance Benefit and otherwise to perform its obligations hereunder shall be reduced by any amount owed by the Key Employee to the Company; provided that any such reduction shall not be permitted against any payments of "nonqualified deferred compensation" for purposes of Section 409A of the Code to the extent such offset would cause a violation of or result in adverse tax consequences to the Key Employee under Section 409A of the Code.
3.7    Section 409A.
(a)This Plan, and payments and benefits under the Plan, is intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder, or an exemption therefrom, and shall be limited, construed and interpreted in a manner so as to comply therewith. No assurances are made to Key Employees regarding the tax treatment of any Severance Benefit, and notwithstanding anything contained in this Plan to the contrary, any tax liability incurred by a Key Employee under Section 409A is solely the responsibility of the Key Employee.
(b)Notwithstanding the foregoing, for any Key Employee who is a “specified employee,” as defined in, and pursuant to, Treasury Reg. § 1.409A-1(i) or any successor regulation, on the Termination Date, no amount payable under Section 3.3 that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code shall be paid earlier than the date which is six months from the Termination Date; provided, however, that such payments may be made earlier in the event of the Key Employee’s death. If any payment to a Key Employee is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the foregoing sentence or the date of the Key Employee’s death, as applicable. Such delayed amount shall be paid in a cash lump sum, less applicable withholding, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in‑kind benefits to be provided, in any other taxable year (provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (iii) such payments shall be made on or before the last day of the Key Employee’s taxable year following the taxable year in which the expense occurred.
(d)For purposes of Section 409A, a Key Employee’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
3.8    Code Sections 280G/4999. Notwithstanding anything set forth herein to the contrary, if any payment or benefit Key Employee would receive from the Company pursuant to this Plan or otherwise (“Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 3.8, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amounts constituting Payments which would otherwise be payable to or for the benefit of the Key Employee shall be reduced to the extent necessary to the Revised Amount.  The “Revised Amount” shall be either (a) or (b), whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Key Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the payment may be subject to the Excise Tax and where: (a) is the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax and (b) is the full, unreduced, total Payment.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment is reduced to the amount in clause (a) above, unless to the extent permitted by Code Sections 280G and 409A Key Employee designates another order, the reduction shall occur in the following order: (i) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) accelerated vesting of equity awards shall be cancelled/reduced next and in the reverse order of the date of grant for such equity awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (iii) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.  Except as set forth in the next sentence, all determinations to be made under this Section 3.8 shall be made by a nationally recognized United States public accounting firm selected by the Company, which accounting firm shall provide its determinations and any supporting calculations and documentation to the Company and Key Employee promptly after the change in ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G).  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Key Employee.  In making its determination, the accounting firm shall take into account (if applicable) the value of Key Employee’s restrictive covenants set forth in Article V of this Plan (including, without limitation, the non-competition covenant in Section 5.1 of this Plan).  The costs and expenses of the accounting firm shall be borne by the Company.
IV. ADMINISTRATION OF THE PLAN
4.1    Plan Administrator. The Committee shall have responsibility for the operation and administration of the Plan. The Committee shall have full and final authority to make all decisions regarding eligibility for benefits, and to interpret and administer the Plan in accordance with its provisions.
4.2    Administrative Actions. All decisions of the Committee on any question concerning the selection of Key Employees and the interpretation or administration of the Plan shall be final, conclusive and binding upon all parties.
4.3    Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as it deems advisable in carrying out its work in connection with the Plan.

4.4    Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.
4.5    Liability. No member of the Committee and no officer, director or employee of the Company shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud.
4.6    Indemnification. The Company shall indemnify, to the fullest extent permitted by law, its officers, any employees involved in carrying out the functions under the Plan, and each member of the Committee, against any expenses, including amounts paid in settlement of a liability, that are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan, except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.
V. DETRIMENTAL ACTIVITIES
5.1    No Competing Employment. Each Key Employee acknowledges that he or she is employed by the Company in a capacity that creates a relationship of confidence and trust between the Key Employee and the Company. During the term of the Key Employee’s employment with the Company, the Key Employee has obtained and will obtain confidential information (within the meaning of Section 5.2) with regard to the Company and its affiliates (collectively, the “Company Group”) and their clients, customers and vendors and has obtained and will obtain contacts, training and experience. The Key Employee acknowledges and agrees that there is a substantial probability that such confidential information, contacts, training and experience could be used to the substantial advantage of a competitor of the Company Group and/or to the Company Group’s substantial detriment. Therefore, as consideration for the Key Employee’s eligibility to receive the Severance Benefit, and by accepting such Severance Benefit, the Key Employee shall be deemed to agree that prior to the expiration of the applicable Restricted Period, with respect to any state or country in which the Company Group is engaged in business during the Key Employee’s employment term, the Key Employee shall not participate or engage, directly or indirectly, for himself or herself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business competitive with a business undertaken by the Company Group or by the Key Employee at any time during the Key Employee’s employment term.
Notwithstanding the foregoing, nothing herein shall prohibit a Key Employee from being employed by, or holding a passive or indirect equity ownership in, any person or entity that has operations that compete with the Company Group so long as the Key Employee does not personally participate in, or provide strategic advice to, the operations of such person or entity that compete with the Company Group.
5.2    Nondisclosure of Confidential Information. By accepting the Severance Benefit, each Key Employee shall be further deemed to agree not to disclose to any person or entity or use, at any time (except as may be required by law or legal process), any information not in the public domain or generally known in the industry, in any form, acquired by the Key Employee while employed by the Company or any predecessor to the Company’s business or, if acquired following the employment term, such information which, to the Key Employee’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company Group (or to which the Company Group owes a duty of confidentiality), including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company Group’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company Group. All of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his or her employment with the Company, the Key Employee shall return to the Company the originals and all copies of any such information in any form, and copies and extracts thereof, provided to or acquired by the Key Employee in connection with the performance of his or her duties for the Company Group, and shall return to the Company all files, correspondence and other communications received, maintained or originated by the Key Employee during the course of his or her employment.
Notwithstanding the foregoing, nothing in the Plan shall prohibit a Key Employee from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation (it being understood that a Key Employee does not need the Company’s prior authorization to make any such reports or disclosures and the Key Employee shall not not required to notify the Company that the Key Employee has made such reports or disclosures).
5.3    No Interference. By accepting the Severance Benefit, a Key Employee shall be deemed to agree that during the Restricted Period, the Key Employee will not engage in Solicitation, whether for his or her own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company). “Solicitation” means any of the following, or an attempt to do any of the following: (i) recruiting, soliciting or inducing any non-clerical employee or consultant of the Company Group (including, but not limited to, any independent sales representative or organization) to terminate his or her employment with, or otherwise cease or reduce his or her relationship with, the Company Group; (ii) hiring or assisting another person or entity to hire any non-clerical employee or consultant of the Company Group or any person who within 12 months before was such a person; or (iii) soliciting or inducing any person or entity (including any person who within the preceding 12 months was a customer or client of the Company Group) to terminate, suspend, reduce, or diminish in any way its relationship with or prospective relationship with the Company Group. The placement of any general classified or “help wanted” advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 5.3 unless the Key Employee’s name is contained in such advertisements or solicitations.
5.4    No Disparagement. A Key Employee shall not issue or communicate, directly or indirectly, any public statement (or statement likely to become public) that disparages, denigrates, maligns or impugns the Company, its affiliates, or their respective officers, directors, employees, products or services. The foregoing shall not be violated by truthful responses to legal process or governmental inquiry or by a Key Employee in carrying out his or her duties while employed by the Company. No officer, director or employee of the Company shall be a third party beneficiary of these provisions.
5.5    Forfeiture and Repayment. Acceptance of the Severance Benefit by a Key Employee indicates his or her acknowledgement of the binding nature of the obligations under this Article V and the Key Employee’s assent thereto. In the event that a Key Employee violates any provision of Section 5.1, 5.2, 5.3 or 5.4 (as determined by the Committee in its sole discretion) or otherwise violates any other written policy of the Company regarding detrimental activities, including as set forth in any equity plan of the Company or in any employment or other agreement in effect between the Company or an affiliate and the Key Employee, the Key Employee shall forfeit any right to receive or retain the Severance Benefit (whether paid or payable during the period when the Severance Benefit is payable under Section 3.3(a) or (b) or during any period of extension pursuant to Section 3.3(e)) and shall be liable to the Company for repayment of the full amount of the Severance Benefit (to the extent previously paid) in a single lump sum within 10 days of a written demand therefore by the Company.
5.6    Enforcement; Non-Exclusivity. If any restriction with regard to this Article V is found by a court of competent jurisdiction to be invalid or unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities and/or geographic area to which it may be enforceable. The rights and remedies of the Company Group that are provided in this Plan are in addition to any other rights and remedies that the Company Group may otherwise have, including without limitation any rights the Company may have with respect to any equity-based or other incentive compensation award granted to a Key Employee or any rights the Company or an affiliate may have under an employment or other agreement with the Key Employee (it being understood that acceptance of the Severance Benefit by a Key Employee shall cause such Key Employee to be subject to the covenants and restrictions set forth in this Article V as well as to any covenants and restrictions set forth in any such award or agreement).
VI. AMENDMENT AND TERMINATION
6.1    Amendment and Termination. The Company reserves the right, in its sole and absolute discretion, to amend or terminate, in whole or in part, after 90 days’ notice to the Key Employees (or the Key Employees’ written waiver thereof), any or all of the provisions of the Plan by action of its Board of Directors at any time, provided that any amendment or any Plan termination after the Effective Date shall not adversely affect the Severance Benefit to which any Key Employee is entitled on such Key Employee’s Termination Date if such date occurred prior to the date of the amendment or termination of the Plan, and provided further that no amendment or termination that has the effect of reducing or diminishing the right of any Key Employee shall be effective for a period of one year following a Corporate Transaction if such amendment was adopted (i) on or after the Corporate Transaction or (ii) within 90 days before the Corporate Transaction, unless the Key Employee consents in writing to an earlier effective date. Any such Plan amendment or any Plan termination shall be by written instrument adopted by the Board of Directors and executed by a duly authorized member of the Committee.
VII. PARTICIPATING EMPLOYERS AND SUCCESSORS
7.1    Successors. The Company may require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets.
7.2    Participating Employers. Upon consent of the Committee, any affiliate of the Company may adopt the Plan on behalf of its Key Employees by action of its board of directors or such other governing authority, in which case reference to employment by the Company shall be deemed to refer to employment by the affiliate, as appropriate.

VIII. MISCELLANEOUS
8.1    Rights to Terminate. Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain any employee in its service or to create any limitation on the Company’s right to discharge any employee for any reason. All employees shall remain subject to discharge at any time for any reason and (i) Key Employees whose employment is terminated for Cause, (ii) Key Employees whose employment terminates in accordance with Section 3.2 hereof and (iii) Key Employees who fail to satisfy the obligations of Article V (including any obligations under an applicable employment or other agreement), shall not be entitled to benefits under the Plan.
8.2    Headings. The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of the provisions hereof.
8.3    Use of Words. Whenever used in this instrument, a masculine pronoun shall be deemed to include the masculine and feminine gender, and a singular word shall be deemed to include the singular and plural, in all cases where the context so requires.
8.4    Controlling Law. To the extent not governed by ERISA, the Plan shall be governed by the laws of the State of Delaware (without reference to rules relating to conflicts of law).
8.5    Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Key Employee upon such terms and conditions as the Committee may prescribe.
8.6    Benefits Payable from General Assets. Benefits payable hereunder shall be paid exclusively from the general assets of the Company, to the extent available, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust account, insurance contracts or other asset of the Company which may be looked to for such payment.
8.7    Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the enforceability of the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be substituted so that the Plan may continue to function properly while giving the greatest effect permitted to the intent of the Plan as written.
8.8    Assignment and Alienation. The benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.
8.9    Release. No Severance Benefit will be due or be paid or made available hereunder unless (a) the Key Employee first executes a Release, and (b) any right of revocation described in such Release has expired (and any amounts subject to the Release that would otherwise be paid prior to the 60th day following the Termination Date shall instead be paid on the 60th day following the Termination Date in accordance with Section 3.4(a) above).

IX. CLAIMS PROCEDURE
9.1    Labor Regulations. The claims procedures set forth in this Article IX are intended to comply with U.S. Department of Labor Reg. § 2560.503-1 and should be construed in accordance with such regulation. In no event shall this Article IX be interpreted as expanding the rights of Claimants (as defined in Section 9.2) beyond what is required by U.S. Department of Labor § 2560.503-1, and this Article IX shall not apply to the extent not required thereunder or otherwise under applicable law.
9.2    Written Claims. Any claim by a Key Employee or beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within 90 days (such period may be extended to 180 days) after the Plan receives the claim, provided that in the event of special circumstances such period may be extended.
9.3    Extensions. If the initial 90-day period is extended, the Committee or its designee shall, within 90 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45‑day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.
9.4    Notice Requirements. If the claim is wholly or partially denied, the notice to the Claimant shall set forth (collectively, the “Notice Requirements”):
(a)the specific reason or reasons for the denial;
(b)specific reference to pertinent Plan provisions upon which the denial is based;
(c)a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;
(d)appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and
(e)a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.
9.5    Review of Denial. If the claim has been denied, the Claimant may submit the claim for review. Any request for review of a claim must be made in writing to the Committee no later than 60 days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The claim will then be reviewed by the Committee. The Claimant or his duly authorized representative may:

(a)upon request and free of charge, be provided with access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and
(b)submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.
9.6    Committee Decision. The decision of the Committee shall be made within 60 days (such period may be extended to 120 days) after receipt of the Claimant’s request for review, unless special circumstances require an extension.
9.7    Notice of Extension. If the initial 60-day period is extended, the Committee or its designee shall, within 60 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45‑day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.
9.8    Special Circumstances. If an extension of time is required, the Claimant shall be notified in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim on review, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45-day period commencing on the date that the Claimant is notified that the requested additional information must be provided. In any event, a decision shall be rendered not later than 120 days after receipt of the request for review. If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.
9.9    Access to Information. The Committee’s decision on the Claimant’s claim for review will be communicated to the Claimant in writing. If the claim on review is denied, the notice to the Claimant shall provide a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and shall also set forth the Notice Requirements (other than Section 9.4(d) thereof).
9.10    Exhaustion of Remedies. A Claimant must exhaust all administrative remedies under this Article IX prior to commencing any action in Federal court.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed on the 24th day of February 2016.
NEUSTAR, INC.

By:	/s/ Paul A. Lacouture
Name: Paul A. Lacouture
Title: Chairman of the Compensation Committee of the Board of Directors

EXHIBIT A

RELEASE OF ALL CLAIMS AND ACKNOWLEDGMENT OF OBLIGATIONS
This Release of All Claims and Acknowledgment of Obligations (this “Release”) is entered into by and between ______________, on behalf of the persons and entities referred to in the definition of “Employee” as it appears in Section 3 below, and NeuStar, Inc. (the “Company”), on behalf of the persons and entities referred to in the definition of “Released Parties,” as it appears in Section 3 below.
In consideration of the mutual promises set forth in the NeuStar, Inc. 2016 Key Employee Severance Pay Plan, which Plan is incorporated herein by reference and made a part hereof as though fully set forth herein (the “Plan”), as well as any promises set forth in this Release, Employee and the Company agree as follows:
(1)Severance Pay Plan Entitlements. The Company will provide Employee the post‑termination severance benefit to which Employee is entitled under the Plan as provided therein.
(2)Return of Property. All Company files, documents, software, access keys, desk keys, ID badges and credit cards, electronic, wireless and computer devices and any other property of the Company in Employee’s possession must be returned as soon as practicable but in no event later than the date this Release is duly executed and returned to the Company.
(3)Release and Waiver of Claims. In consideration of the post-termination severance benefit described in Section 1 above, which benefit is in addition to what Employee would have been entitled to receive in the absence of this Release, Employee, on behalf of himself or herself, and Employee’s family, heirs, executors, administrators, legal representatives, beneficiaries and assigns (collectively referred to in this Release as “Employee”) hereby irrevocably, unconditionally and forever releases, acquits and discharges the Company, its affiliates, and their respective past and present officers, directors, shareholders, partners, members, managers, attorneys, representatives, agents and employees, and each of their respective predecessors, successors and assigns (collectively, the “Released Parties”), from any and all debts, obligations, losses, costs, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, rights, obligations, liabilities, judgments, damages, expenses, claims, counterclaims, cross-claims or demands, in law or equity, asserted or unasserted, express or implied, foreseen or unforeseen, known or unknown, suspected or unsuspected, liquidated or unliquidated, of any kind or nature or description whatsoever, that Employee had, may have had, now has, or may hereafter claim to have against any of the Released Parties relating to any event occurring or any act done or omitted to be done, from the beginning of time to the date Employee signs this Plan, including but not limited to any and all actions, liabilities or other claims for relief or remuneration arising out of, or in any way connected with, Employee’s employment by and/or termination of employment from the Company, and any and all claims of every kind arising under any federal, state or local statutory or common law, including but not limited to Title VII of the Civil Rights Act of 1964, the Virginia Human Rights Act, the federal Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Fair Labor Standards Act of 1938, state or federal whistleblower statutes, the Immigration Reform and Control Act, the Occupational Health and Safety Act, the Consumer Credit Protection Act, and any other federal, state or local statutes, and any action arising in tort or contract, except that this Release does not apply to any claim by Employee to enforce rights under this Release, and Employee does not waive claims for vested ERISA benefits and medical insurance claims against carriers on policies in effect. Nothing in this Release shall be construed to prevent Employee from filing a charge with, or participating in an investigation conducted by, the U.S. Equal Employment Opportunity Commission or applicable state agency, to the extent required or permitted by law, or to prevent any challenge by Employee to the waiver and release of any claim under the ADEA, albeit that Employee understands and agrees that Employee shall not be entitled to seek monetary compensation from the filing and/or participation in any such charge. Notwithstanding the foregoing, Employee shall not be deemed to have released (i) claims arising under the Plan or this Release, and (ii) claims arising after the effective date of this Release.
(4)Consideration Period. Employee acknowledges and agrees that Employee has been given a period of at least [___] days to consider this Release. Employee has executed this Release (including the waiver of rights and claims under the ADEA) voluntarily and with full knowledge of all relevant information. Employee has been advised by the Company to consult with an attorney of Employee’s choosing prior to entering into this Release. To the extent Employee has executed this Release prior to the expiration of the consideration period noted above, Employee hereby waives his or her right to the balance of such period and acknowledges that the waiver of such period is knowing and voluntary and has not been induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer embodied in the Plan.
(5)Revocation. Employee acknowledges and agrees that he or she has a period of seven (7) days following execution of this Release in which to revoke this Release by delivering written notice to the Company. Such revocation must be in the form of a letter personally delivered to the General Counsel of the Company or mailed to the General Counsel at the address set forth in Section 10 below and postmarked within seven calendar days of Employee’s execution of this Release. This Release shall not become effective or enforceable until the later of Employee’s termination date or the expiration of the seven-day revocation period. Employee understands and agrees that should Employee choose to revoke this Release, he or she will not receive the severance benefit described in Section 1 above.
(6)Proceedings. Employee agrees that other than pursuant to a valid subpoena or court order commanding Employee’s attendance or testimony, or other than in accordance with legal requirements to cooperate with an investigation by state or federal authorities, Employee will not cooperate in the pursuit of any claim by other persons against any of the Released Parties (a “Proceeding”), except that nothing herein shall prevent Employee from cooperating with any investigation or inquiry conducted by the Equal Employment Opportunity Commission regarding any employment practice or policy of the Company.
(7)Remedies. In the event Employee initiates or voluntarily participates in any action, claim or Proceeding against any of the Released Parties, or if Employee fails to abide by any of the terms of this Release or any covenants or conditions relating to the payment of a severance benefit under the Plan, or if Employee revokes the Release within the seven-day period provided under Section 5, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Employee under the Plan or terminate any benefits that are subsequently due under the Plan, without waiving the Release granted herein. Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of Employee’s obligations under Sections 3, 6, and 11 of this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Employee acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Release, upon adequate proof of Employee’s violation of any such provision of this Release, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Employee understands that by entering into this Release

Employee will be limiting the availability of certain remedies that Employee may have against the Company and limiting also Employee’s ability to pursue certain claims against the Company.
(8)Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.
(9)Non-Admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any other Released Party.
(10)Governing Law. This Release shall be governed by and construed in accordance with federal law and the laws of the State of Delaware applicable to releases made and to be performed in that State, and the parties agree to appear in any Federal or State action upon service of process by certified mail, return receipt requested, at the following addresses (as may be updated in writing by the parties):
To Company: NeuStar, Inc.

Attention: General Counsel
and
To Employee: At the last address on the records of the Company
(11)Acknowledgment of Obligations. Employee acknowledges that he or she is bound by the terms and conditions of the Plan, including, without limitation, the obligations set forth under Article V thereof. Employee further acknowledges that he or she has complied in all material respects with such obligations, and that he or she intends to continue to so comply for the duration of the applicable periods set forth in such Article V. In addition, Employee specifically acknowledges that he or she has previously returned to the Company all items required to be so returned pursuant to Section 5.2 of the Plan.
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS RELEASE AND THAT EMPLOYEE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, AND THAT EMPLOYEE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF EMPLOYEE’S OWN FREE WILL. Employee has not relied upon any inducements, promises or representations made by anyone except as expressly set forth herein. Employee is entering into this Release without any threats, coercion or duress, whether economic or otherwise, having been made to him or her, and Employee intends to be bound by the terms of this Release.

IN WITNESS WHEREOF, the parties have executed this RELEASE on the date(s) set forth below.

Signature	Date
Printed Name
NEUSTAR, INC.
Signature	Date
Printed Name
Title